Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2011

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	30	1.250 - 6.330 or 3M USD-Libor + 42 bps	2012-2022	12,385.0	9,899.8	9,962.1
Australian dollars	34	5.250 - 6.250	2012-2015	5,250.0	3,583.2	4,283.6
Brazilian Real	1	7.53 - Coupon in USD	2015	409.2	184.4	169.4
Canadian dollars	2	5.25	2012	150.0	109.3	113.5
Swiss francs	4	1.875 - 3.375	2014-2020	775.0	502.0	637.5
EUR	10	0 - 5.070	2019-2035	2,412.8	2,412.8	2,412.8
Pound Sterling	9	2.500 - 3.375 or 3M GBP-Libor+8bp	2012-2015	1,300.0	1,533.0	1,556.3
Hong Kong dollars	4	2.35 or 3M HKD-Hibor + 10 - 31 bps	2012-2014	3,950.0	372.6	393.0
Japanese yen	7	0.000 - 4.000	2016-2037	13,650.0	96.6	136.2
New Zealand dollars	3	5.500 - 7.500	2014-2018	483.9	142.7	179.2

Total	104				18,836.4	19,843.7

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2011.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2011

(IN MILLIONS OF EUR(1))

Currency	2012	2013	2014	2015	2016	2017 and after	Total
U.S. dollars	1,936.0	1,719.6	1,723.5	2,334.0	1,545.7	703.3	9,962.1
Australian dollars	1,296.9	235.8	943.2	1,414.8	—	393.0	4,283.6
Brazilian real	—	—	—	169.4	—	—	169.4
Canadian dollars	113.5	—	—	—	—	—	113.5
Swiss francs	—	—	493.6	—	—	144.0	637.5
EUR	—	—	—	—	—	2,412.8	2,412.8
Pound Sterling	359.2	478.9	359.2	359.2	—	—	1,556.3
Hong Kong dollars	99.5	—	293.5	—	—	—	393.0
Japanese yen	—	—	—	—	—	136.2	136.2
New Zealand dollars	—	—	89.6	—	—	89.6	179.2

Total	3,805.0	2,434.3	3,902.5	4,277.3	1,545.7	3,878.9	19,843.7

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2011.